UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2018

W.W. GRAINGER, INC.

(Exact name of registrant as specified in its charter)

Illinois	1-5684	36-1150280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Grainger Parkway, Lake Forest, Illinois	60045-5201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 535-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ¨☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2018, W.W. Grainger, Inc. (the “Company”) announced that, effective May 2, 2018, Thomas B. Okray will become the Company’s new Senior Vice President and Chief Financial Officer, and principal financial officer, succeeding Ronald L. Jadin, who will retire from the Company effective May 2, 2018. To execute a smooth transition of the Chief Financial Officer role, Mr. Okray will become an employee of the Company effective April 16, 2018.

Previously, Mr. Okray, age 55, had served as Executive Vice President and Chief Financial Officer of Advance Auto Parts, Inc., an auto parts sourcing and distribution company in North America, since October 2016. From January 2016 to September 2016, he served as Vice President Finance, Global Customer Fulfillment of Amazon.com, Inc. (“Amazon”), an internet retailer, and as Vice President Finance, North and South American Operations of Amazon from July 2015 to December 2015. Prior to joining Amazon, Mr. Okray was employed by General Motors Company, a global automotive company, from July 1989 to June 2015, in a variety of finance and supply chain related roles, culminating in his position as Chief Financial Officer, Global Product Development, Purchasing & Supply Chain, from January 2010 to June 2015.

In connection with Mr. Okray’s employment, he will receive an annual base salary of $700,000, and a target annual incentive (bonus) opportunity equal to 90 percent of his base salary under the Company’s Management Incentive Plan, in each case, subject to proration in 2018. Starting in 2019, Mr. Okray will be eligible to receive an annual equity grant under the Company’s 2015 Incentive Plan consistent with the terms of awards made to other executive officers.

Mr. Okray will also receive a one-time cash sign-on award of $800,000, less applicable tax withholding. This award is subject to repayment should Mr. Okray voluntarily terminate his employment with the Company within two years of his employment date.

In addition, on May 2, 2018, Mr. Okray will receive a one-time grant of restricted stock units (the “RSUs”) with an intended grant date fair value of $2.45 million. The RSUs will vest, subject to Mr. Okray’s continued employment, in increments of 33.3% on each of the first three anniversaries of the grant date. To receive the RSUs, Mr. Okray must sign and deliver to the Company an Unfair Competition Agreement based on the Company’s standard form for equity award recipients, pursuant to which Mr. Okray will be subject to certain restrictive covenants.

Mr. Okray and the Company also expect to enter into a Change in Control Employment Agreement, effective May 2, 2018, in substantially the form of Exhibit 10(b)(xxvii) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission (“SEC”) on February 28, 2011. Under the terms of the Change in Control Employment Agreement, Mr. Okray will be generally entitled to receive certain payments and benefits from the Company if the Company terminates his employment without “cause” or if he resigns for “good reason”, in either case, generally within the period of 24 months following a “change in control” (as such terms are defined in the Change in Control Employment Agreement).

Mr. Okray will also be entitled to be indemnified and advanced expenses by the Company in accordance with its standard form of indemnification agreement for its directors and officers. The Company’s form of indemnification agreement was filed with the SEC on May 4, 2009 as Exhibit 10(b)(i) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.

Effective upon Mr. Jadin’s retirement from the Company on May 2, 2018, the Company will enter into a Separation Agreement and General Release (the “Separation Agreement”) with Mr. Jadin. The Separation Agreement provides for, among other things, in exchange for Mr. Jadin’s agreement to comply with certain restrictive covenants, the payment to Mr. Jadin of eighteen months’ annual base salary and his pro-rata cash incentive bonus for 2018, and continuation of group health, dental and vision benefits and life insurance.

On April 2, 2018, the Company also announced that Joseph C. High, the Company’s Senior Vice President and Chief People Officer, will retire.  Mr. High will resign as an executive officer but will continue as an employee providing advisory services through August 31, 2018 to assist in the leadership transition.  The Company will enter into a Separation Agreement and General Release with Mr. High that provides for, among other things, in exchange for Mr. High’s agreement to comply with certain restrictive covenants, the payment to Mr. High of eighteen months’ annual base salary and his pro-rata cash incentive bonus for 2018, and continuation of group health, dental and vision benefits and life insurance.

Item 9.01   Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description of Exhibit
99.1	Press release dated April 2, 2018

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press release dated April 2, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2018

W.W. GRAINGER, INC.

	By:	/s/ Hugo Dubovoy, Jr.
Name: Hugo Dubovoy, Jr.
Title: Vice President, Corporate Secretary